Free Writing Prospectus

Dated July 24, 2019

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-03

$1.50Bn CarMax Auto Owner Trust (CARMX) 2019-3 *Pricing Details*

Joint Leads: MUFG (str), BofAML, RBC and Wells Fargo

Co-Managers: CS, Mizuho, Scotia, TD

Cls	Size ($mm)	WAL	Ratings (S/F)	WIN	L.FNL	BENCH	SPRD	Yld%	CPN%	$Price
A-1	291.000	0.28	A-1+/F1+	1-7	8/20	IntL	+0	2.25661	2.25661	100.00000
A-2A	443.000	1.22	AAA/AAA	7-24	12/22	EDSF	+25	2.224	2.21	99.99551
A-2B	85.000	1.22	AAA/AAA	7-24	12/22	1mL	+25	1mL+25		100.00000
A-3	486.100	2.76	AAA/AAA	24-44	8/24	IntS	+40	2.195	2.18	99.98657
A-4	97.900	3.96	AAA/AAA	44-49	4/25	IntS	+55	2.321	2.30	99.96277
B	40.600	4.04	AA/AA	49-49	4/25	IntS	+75	2.522	2.50	99.96607
C	32.340	4.04	A/A	49-49	6/25	IntS	+85	2.622	2.60	99.97020
D	24.060	4.04	BBB/BBB	49-49	1/26	IntS	+110	2.872	2.85	99.98114

- TRANSACTION DETAILS -

Format: SEC Registered	Min Denoms: $5k x $1k
Pricing Speed: 1.3% ABS to 10% Call	US RR Compliant: Yes
Ratings: S&P, Fitch	EU RR Complaint: No
Ticker: CARMX 2019-3	Exp Pricing: PRICED
ERISA Eligible: Yes	Exp Settle: 7/30/2019
B&D: MUFG	First Payment: 8/15/2019

- Attachments/Materials -

Prelim Prosup, FWP and CDI File (Attached)

Intex Deal Name: mitcarx1903_preprice    Passcode: BU96

Roadshow: www.dealroadshow.com    Code (Case Sensitive): CARMX193

Direct Link: www.dealroadshow.com/e/CARMX193

- CUSIPs -

A1 14315PAA3

A2A 14315PAB1

A2B 14315PAC9

A3 14315PAD7

A4 14315PAE5

B 14315PAF2

C 14315PAG0

D 14315PAH8

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.